                                                                   EXHIBIT 10.13


                                    RAGNAROK
                  EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT

THIS LICENSE AND DISTRIBUTION AGREEMENT (this "Agreement"), is made and entered into on this 20th day of May, 2002, by and between GRAVITY CORPORATION, a corporation duly organised and existing under the laws of the Republic of Korea ("Korea") and having its offices at 6th Fl. Shingu Bldg., 620-2, Shinsa-Dong, Kangnam-Ku, Seoul, 135-894, Korea ("Licensor"), and SOFT-WORLD INTERNATIONAL CORPORATION, a corporation duly organised and existing under the laws of Taiwan, R.O.C. ("Taiwan") and having its offices at 13th Fl., No. 1-16, Kuo-Chien Road, Chien-Chen District, Kaohsiung 806, Taiwan ("Licensee").

                                    RECITALS

WHEREAS, Licensor has developed and possesses all rights in computer programs of online game "Ragnarok" ("Game") and also possesses valuable know-how and technical information on the installation, design, service and use of the Game;

WHEREAS, Licensee desires to enter into an exclusive license agreement with Licensor pursuant to which Licensee will distribute, market and sublicense the"Game" in a certain territory hereinafter designated; and

WHEREAS, Licensor has the right to grant a license to use Technical Information (or Industrial Property Rights) in connection with the Game and desires to grant such license to Licensee.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the Parties agree as follows:

                                   ARTICLE 1.
                                  DEFINITIONS

The terms defined in this Article shall have the meaning ascribed to them herein whenever they are used in this Agreement, unless otherwise clearly indicated by the context.

1.1      "Chinese Version" shall mean the Game in traditional Chinese language.

1.2 "Confidential Information" shall mean all materials, know-how, software or other information including, but not limited to, proprietary information and materials regarding a Party's technology, products, business information or objectives, including the softwares for the Game and Technical Information under this Agreement, which is designated as confidential in writing by the providing Party or which is the type that is customarily considered to be confidential information by persons engaged in similar activities.


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1.3      "End Users" shall mean the users of the Game through network game service system established and operated by Licensee with individually assigned ID numbers for each End User.

1.4 "Game" shall have the meaning stipulated in the recitals above, including any modified or advanced version of the Game distributed by Licensor for error correcting, updating or debugging purpose, under the same title. Any subtitled version, series or sequel to the Game which may be developed or distributed by Licensor after the execution of this Agreement shall be clearly excluded from the scope of this Agreement.

1.5 "Intellectual Property" shall mean all patents, designs, utility models, copyrights, know-how, trade secrets, trademarks, service mark, trade dress and any other intellectual property right in or related to the Game or Technical Information.

1.6 "Parties" and "Party" shall mean Licensor and Licensee, collectively and individually, respectively.

1.7 "Servers" shall mean the servers established, installed and operated by Licensee within the Territory only for the service of the Game to the End Users in the Territory.

1.8 "Service Company" ("A" Company) shall mean the company which will be established by Licensee after the execution of this Agreement with no less than 62.5% investment by Licensee and which will be in charge of the sale, distribution, promotion and marketing of the Game to all wholesalers and also providing an accurate figure of the Service-Sales Amount being calculated in its Billing System. .

1.9 "Service-Sales Amount" shall mean the total service-sales amount paid by End Users for the Game, including amounts paid by prepaid card, calculated in the Billing System of the Service Company, with the deduction of the Wholesaler-Discounts granted under this Agreement.

1.10 "Technical Information" shall mean the software, know-how, data, test result, layouts, artwork, processes, scripts, concepts and other technical information on or in relation to the Game and the installation, operation, maintenance, service and use thereof.

1.11 "Territory" shall mean Taiwan R.O.C. and Hong Kong. The Territory can be extended only upon the mutual agreement in writing by the Parties.

1.12 "Wholesaler-Discounts" shall mean the discount which will be offered by the Service Company to all wholesalers who run sales market; provided, however, that the if the payment by End Users is made by prepared card, Wholesaler-Discounts granted to any wholesaler shall not exceed thirty percent (30%) of the prepaid card amount, and if the payment by End Users is not made by prepaid card, Wholesaler Discounts shall not exceed fifteen percent (15%) of the amount of payment charged to End Users.


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                                   ARTICLE 2.
                                GRANT OF LICENSE

2.1 Licensor hereby grants to Licensee, subject to the terms and conditions contained in this Agreement, the exclusive, royalty-bearing and non-transferable license (the "License") to service, use, promote, distribute and market the Game to the End Users and to use the Technical Information for such purpose within the Territory. Upon the establishment of the Service Company, Licensee may sublicense its rights under this Agreement to the Service Company, provided, however, that Licensee shall remain fully responsible to Licensor for all of the activities and performances by the Service Company. The sublicense agreement between Licensee and the Service Company shall be in accordance with the terms and conditions of this Agreement and shall also provide all necessary measures to protect Licensor as a third party beneficiary under such sublicense agreement. Copies of all of the agreements between Licensee and the Service Company in relation to sale, distribution, promotion or marketing of the Game shall be provided to Licensor promptly after the execution thereof.

2.2 The service, use, promotion, distribution and marketing of the Game under this Agreement by Licensee shall be made only in the traditional Chinese language using the Chinese Version in the Territory. Any service, use, promotion, distribution and marketing of the Game outside the Territory and any use of the Technical Information for any purpose other than performance under this Agreement shall be strictly prohibited.

2.3 The service of the Game by Licensee shall be made only through the on-line method (excluding mobile access) using the Servers. With the prior written approval of Licensor, Licensee may manufacture and distribute the Game in CDs in the form of (i) independent CD products with a price no higher than Thirty Nine (39) NTD or (ii) a free CD bundled with game magazines. The detailed terms and conditions for Licensee's manufacture and distribution of the Game in CDs, including the terms of Licensee's payment to Licensor, shall be determined upon the mutual agreement of the Parties. Without prior written approval from Licensor, Licensee shall not manufacture, sell or distribute the Game in any other form.

2.4 All of the rights on or in relation to the Game, except as granted under this Agreement, including but not limited to the rights on the character business of the Game, shall remain exclusively with Licensor.


                                    ARTICLE 3
                                DELIVERY OF GAME

3.1 Subject to the terms and conditions of this Agreement, Licensor shall provide Licensee with its full assistance and cooperation including preparation of Chinese Version and providing technical assistance necessary for Licensee to launch its commercial service of the Game in the Territory no later than the end of July 2002.

3.2 Once Licensee receives the Chinese Version and technical documents on the Game (collectively "Delivery Materials") from Licensor, Licensee shall perform its review and test promptly and inform Licensor of any defect within [60] days after receipt


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         thereof. Licensee's failure to inform within the designated period shall be regarded as acceptance by Licensee, and any revision and modification of any of the Delivery Materials which may be made by Licensor thereafter upon the request by Licensee shall be at Licensee's sole expense.

3.3 The Game shall be serviced in the Territory only in the manner provided by Licensor under this Agreement. Licensee shall be strictly prohibited from any modification, amendment or revision of any part of the Game including the name of title and characters of the Game, without prior written approval by Licensor.


                                    ARTICLE 4
                              TECHNICAL ASSISTANCE

4.1 Licensor shall, upon the request of Licensee, dispatch its engineers to Licensee for installation of Servers and training of Licensee's personnel. The total period for such technical assistance excluding the travelling time shall not exceed [10] man days (based on 8 hours of work per engineer per day), and any further assistance through dispatch of Licensor's engineers shall be determined by the mutual agreement of the Parties. After the initial dispatch by Licensor of its engineers for [10 man-day period], the salaries of Licensor's engineers for the dispatched period and all the expenses incurred by such engineers for business class airfare, lodging and food and other general living expenses during their stay for the period of technical assistance shall be borne by Licensee.

4.2 During the term of this Agreement, Licensor shall receive Licensee's personnel in its office in Korea for training with respect to installation and service of the Game and the installation, maintenance and operation of the Servers. The number of the trainees from Licensee shall not exceed [3] persons at one time and the total period of training shall not exceed [7] man days (based on 8 hours of training per trainee per day), unless otherwise agreed in writing by Licensor.

4.3 Any further assistance may be rendered by Licensor upon mutual agreement of the Parties.

4.4 Each Party shall be fully responsible for the behavior of and activities performed by its employees and personnel during their stay at the other Party's facilities.


                                    ARTICLE 5
                                     PAYMENT

5.1 In consideration of the License and technical assistance granted under this Agreement, Licensee shall pay to Licensor as follows:

         (a) OVERSEAS CONSULTING CHARGE

         Licensee shall pay to Licensor a sum of Two Hundred Fifty Thousand US Dollars (US$ 250,000) ("Overseas Consulting Charge") within thirty (30) days after the


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         execution of this Agreement. No part of the Overseas Consulting Charge shall be refunded to or recouped by Licensee for any reason.

         (b) ROYALTY

         In addition to the Overseas Consulting Charge, as a consideration for the license granted under this Agreement, Licensee shall pay to Licensor thirty percent (30%) of the Service-Sales Amount paid by the End Users as continuing royalties. The royalty payment shall be made on a monthly basis within twenty (20) days after the end of each month, accompanied by the detailed report on the calculation of "Service-Sales Amount" for the applicable month.

5.2 Any and all payment under this Agreement by Licensee to Licensor shall be made in United States Dollars and by wire transfer to the account designated by Licensor or in such other method as may be mutually agreed between the Parties.

5.3 For all payments to be made in United States Dollars under this Agreement, the applicable foreign exchange rate shall be the basic exchange rate published by the Taiwan Exchange Bank on the due date for the relevant payment. Provided, however, that, in the event of any delay in payment, the most favourable rate to Licensor of the rates from the due date for the relevant payment to the date of actual payment shall apply.

5.4 In the event any payment is delayed by Licensee under this Agreement, a default interest at a rate of [18]% per annum shall apply. For the avoidance of doubt, Licensor's entitlement to such default interest pursuant to this Section 5.4 shall not affect any other right of Licensor under this Agreement.

5.5 Any and all taxes including the sales tax, value added tax and income tax on any payment to Licensor under this Agreement shall be borne by Licensee, provided, however, if the government in the Territory requires Licensee to withhold the income tax on the payment to Licensor, Licensee is allowed to withhold as such tax up to [twenty percent (20%)] of the any respective payment amount. In the event that any amount is withheld for the tax payment under this provision, Licensee shall promptly inform Licensor of such payment and provide Licensor with a certification issued by the relevant tax office for such payment within seven (7) days after the date of the relevant royalty payment. Any withholding tax in excess of twenty percent (20%) of the respective payment amount shall be borne by Licensee, and Licensee shall not deduct such withheld amount from the actual payment amount.


                                    ARTICLE 6
                                 REPORT & AUDIT

6.1 Licensee shall provide Licensor with all the information on the development of its business in relation to the Game. Without limiting the foregoing, Licensee shall inform Licensor promptly after its launch of the beta service and the commercial service of the Game.


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

6.2 Licensee shall provide Licensor with a monthly report (the "Monthly Report") in writing on its business activities in relation to the Game including but not limited to the list of End-Users, the prices charged by Licensee, sale revenue of the pertinent month, Service-Sales Amount of the pertinent month, advertising activities and the expenses therefor, complaints received from End Users and market trends in the Territory.

6.3 Licensee shall keep all of its record, contractual and accounting documents and company documents in relation to its business and activities under this Agreement in its offices, during the term of this Agreement and for two years after the expiration or termination of this Agreement.

6.4 During the term of this Agreement and two (2) years after the expiration or termination thereof, Licensor may by itself or through an accountant designated by Licensor investigate and audit all of the company documents of Licensee with respect to its Game business. For this purpose, Licensor may request Licensee to produce the relevant documents, and may visit Licensee's office and make copies of Licensee's documents. Licensee shall provide all assistance and co-operation required by Licensor for such investigation and audit. All expenses incurred for such investigation and audit shall be borne by Licensor unless such investigation and audit reveals underpayment by greater than 5% of the required royalty amount, in which case Licensee shall bear all expenses for such investigation and audit and shall also promptly pay to Licensor the unpaid amount together with [18%] default interest thereon.


                                    ARTICLE 7
                                   ADVERTISING

7.1 Licensee shall exert its best efforts to advertise, promote and perform marketing activities on the Game in the Territory.

7.2 For the advertising of the Game in the Territory, Licensee agrees to spend no less than [Five Hundred Thousand US Dollars (US$ 500,000)] for the initial period of twelve months after the execution of this Agreement and another [Five Hundred Thousand US Dollars (US$ 500,000)] for the subsequent period of twelve months. Licensee shall provide Licensor with detailed information on Licensee's advertising activities every month in the Monthly Report as stipulated in Article 6.2. In addition, Licensee shall provide Licensor with a separate advertisement report on June 30 and December 31 of each year covering the preceding 6 months' period.

7.3 Licensor will provide Licensee with samples of the marketing and promotional materials for the Game which have been or will be produced and used by Licensor during the term of this Agreement. For the marketing and advertising materials for use in the Territory, Licensee shall provide Licensor with samples thereof and shall obtain Licensor's prior written approval prior to Licensee's actual use of such advertising materials. Licensor's failure to respond within seven (7) days after receipt of such samples of advertising material shall be deemed as approval of such advertising materials.


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



7.4 All of the copyright on the marketing and advertising material produced or used by Licensee on the Game ("Advertising Material") shall be exclusively owned by Licensor, and Licensee shall not use any Advertising Material in a manner outside the scope of this Agreement. For the effectiveness of this provision, Licensee hereby assigns all of its rights on such Advertising Material to Licensor.


                                    ARTICLE 8
                          OTHER OBLIGATION OF LICENSEE

8.1 Licensee shall use its best efforts to supply, distribute and sell the Game in the Territory.

8.2 Licensee shall be solely responsible for service, use, promotion, distribution and marketing of the Game in the Territory, and Licensor shall not be responsible for any of such activities unless stipulated otherwise in this Agreement.

8.3 Licensee shall provide full and comprehensive technical support to the End Users to assist in their use of the Game, including but not limited to Licensee's maintaining 24-hour technical contact window, on-line customer services, sufficient outbound bandwidth and circuits for operating business under this Agreement, and game servers required for on-line game operation.

8.3 Licensee shall conform to all laws and regulations of the Territory in its service, use, promotion, distribution and marketing of the Game in the Territory.

8.4 Licensee shall provide a prior written notice to Licensor in the event Licensee intends to change its marketing strategies, including budget, advertising, marketing, promotional materials, product packaging and etc., price policies relating to the Game, and other important policies.

8.5 Licensee shall indemnify and hold harmless Licensor and its officers and employees from any kind of losses, costs, expenses or liabilities, including reasonable attorneys' fees resulting from any claim by a third party on or in relation to Licensee's service, use, promotion, distribution and marketing of the Game, provided that Licensor (a) promptly notifies Licensee of such claim; (b) allows Licensee to control the defense of such claim and/or any related settlement negotiation; and (c) provides any reasonable assistance requested by Licensee in connection with such claim.


                                    ARTICLE 9
                              INTELLECTUAL PROPERTY

9.1 All of the Intellectual Property on the Game and Technical Information shall be exclusively owned by Licensor, and this Agreement shall not grant Licensee or permit Licensee to exercise any right or license on the Intellectual Property except for the license granted under this Agreement. Licensee shall not obtain or try to obtain any registered industrial property or copyright on any of the Intellectual Property of Licensor regardless of the territory and exploitation area.


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

9.2 Licensor hereby represents and warrants that Licensor has a legal and valid right to grant the rights and licenses under this Agreement to Licensee and that the Game and Technical Information do not violate or infringe any patent, copyright and trademark of any third party in Korea.

9.3 Licensor agrees to indemnify and hold harmless Licensee from any kind of losses, costs, expenses or liabilities, including reasonable attorneys' fees and costs of settlement, resulting from any claim by a third party upon Licensor's breach of Section 9.2; provided that Licensee (a) promptly notifies Licensor of such claim; (b) allows Licensor to control the defense of such claim and/or any related settlement negotiations; and (c) provides any reasonable assistance requested by Licensor in connection with such claim.


                                   ARTICLE 10
                             LIMITATION OF LIABILITY

10.1 EXCEPT FOR THE WARRANTY AND INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTIONS 9.2 AND 9.3 ABOVE, LICENSOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE GAME INCLUDING BUT NOT LIMITED TO ITS MERCHANTABILITY, AND THE GAME IS LICENSED HEREUNDER "AS IS".

10.2 IN NO EVENT WILL EITHER PARTY HERETO BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

10.3 THE AGGREGATE LIABILITY OF LICENSOR UNDER OR RELATING TO THIS AGREEMENT WHETHER IN CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE) OR OTHERWISE, SHALL BE LIMITED TO AN AMOUNT EQUAL TO THE TOTAL AMOUNT OF THE PAYMENTS MADE BY LICENSEE DURING THE PRECEDING PERIOD OF [6] MONTHS.


                                   ARTICLE 11
                                 CONFIDENTIALITY

11.1 All Confidential Information disclosed by either Party under this Agreement shall be maintained in confidence by the receiving Party and shall not be used for any purpose other than explicitly granted under this Agreement. Each Party agrees that it shall provide Confidential Information received from the other Party only to its employees, consultants and advisors who need to know for the performance of this Agreement. The receiving Party shall be responsible for any breach of this Article by its employees, consultant and advisors.


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

11.2 The confidential obligation shall not apply, in the event that it can be shown by competent documents that the Confidential Information;

         (a) becomes published or generally known to the public before or after the execution of this Agreement without any breach of this Agreement by any Party;

         (b) was known by the receiving Party prior to the date of disclosure to the receiving Party;

         (c) either before or after the date of disclosure is lawfully disclosed to the receiving Party by a third party who has no confidential obligation for such information;

         (d) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information; or

         (e) is required to be disclosed by the receiving Party in accordance with the applicable laws, and orders from the government or court; provided that, in this case, the receiving Party shall provide prior written notice of such disclosure to the providing Party and take reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.


                                   ARTICLE 12
                                      TERM

12.1 This Agreement shall become effective on the execution date of this Agreement and, unless terminated earlier in accordance with this Agreement, shall remain in effect for a period of two (2) years from the date of commencement of commercial service of Chinese Version in the Territory.

12.2 Three (3) months prior to the expiration of the Agreement, Licensor shall give Licensee the first right of negotiation for re-execution of a license agreement for the Game for thirty (30) days. If no agreement is made between the Parties for renewal or re-execution of a license agreement during such term, Licensor may enter into a license agreement with any third party.


                                   ARTICLE 13
                                   TERMINATION

13.1 This Agreement may be terminated upon the mutual agreement of the Parties.

13.2     Each Party shall have the right to immediately terminate this
         Agreement:

         (a) upon written notice to the other Party in the event of the other Party's material breach of this Agreement and such breach shall continue for a period of thirty (30)


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                  days after the breaching Party's receipt of written notice setting forth the nature of the breach or its failure to perform and the manner in which it may be remedied; or

         (b) if the other Party or its creditors or any other eligible party files for its liquidation, bankruptcy, reorganization, composition or dissolution, or if the other Party is unable to pay any debt as it becomes due, or the creditors of the other Party have taken over its management.

13.3 Licensor may terminate this Agreement immediately if any payment due to Licensor, including, but not limited to, the Over Seas Consulting Charge and the monthly royalties payable hereunder, is not paid by Licensee within ten (10) days after the due date for such payment.

13.4 Licensor may terminate this Agreement upon a written notice to Licensee, if the Beta Service of the Game is not commenced in the Territory by July 1, 2002, unless such failure to launch the Beta Service of the Game is caused solely by Licensor.

13.5 Licensor may terminate this Agreement upon a written notice to Licensee, if the commercial service of the Game is not commenced in the Territory by September 1, 2002, provided, however, that in case the commercial service of the Game in Korea is commenced after June 30, 2002, Licensor may terminate this Agreement upon a written notice to Licensee if the commercial service of the Game is not commenced in the Territory within sixty (60) days after the commencement of the commercial service of the Game in Korea.

13.6 Upon the effective date of such termination, all rights granted to Licensee hereunder shall immediately cease and shall revert to Licensor, and Licensee shall immediately cease servicing of the Game and return to Licensor any and all softwares, Technical Documents and other materials or information provided by Licensor to Licensee under this Agreement.

13.7 No termination of this Agreement shall affect the Parties' rights or obligations that were incurred prior to the termination. The expiration or termination of this Agreement shall not affect the effectiveness of
         Article 6, 9, 10, 11, 13.4 and 14 which shall survive the expiration or termination of this Agreement.


                                   ARTICLE 14
                               GENERAL PROVISIONS

14.1 Neither Party's rights, duties or responsibilities under this Agreement may be assigned, delegated or otherwise transferred in any manner, without the prior written consent of the other Party.

14.2 It is understood and agreed by the Parties hereto that this Agreement does not create a fiduciary relationship between them, that Licensee shall be an independent contractor, and that nothing in this Agreement is intended to constitute either Party an agent, legal representative, subsidiary, joint venturer, employee or servant of the other for any purpose whatsoever.


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

14.3 If any notices, consents, approvals, or waivers are to be given hereunder, such notices, consents, approvals or waivers shall be in writing, shall be properly addressed to the Party to whom such notice, consent, approval or waiver is directed, and shall be either hand delivered to such Party or sent by certified mail, return receipt requested, or sent by Fed, Ex, DHL or comparable international courier service, or by telephone, facsimile or electronic mail (in either case with written confirmation in any of the other accepted forms of notice) to the following addresses or such addresses as may be furnished by the respective Parties from time to time:

                  If to Licensor.
                  Attention:  Kris Na (Hyunduck Na)
                  6th Fl. Shingu Bldg., 620-2, Shinsa-Dong, Kangnam-Ku, Seoul, 135-894, Korea
                  Fax: +82 2 3442 7097


                  If to Licensee
                  Attention: Mr. Alex Hung
                  13th Fl., No. 1-16, Kuo-Chien Road, Chien-Chen District, Kaohsiung 806, Taiwan
                  Fax:  +886 7 8151020

14.4 No course of dealing or delay by a Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power or remedy except as expressly manifested in writing by the Party waiving such right, power or remedy, nor shall the waiver by a Party of any breach by the other Party of any covenant, agreement or provision contained in this Agreement be construed as a waiver of the covenant, agreement or provision itself or any subsequent breach by the other Party of that or any other covenant, agreement or provision contained in this Agreement.

14.5 This Agreement, including all exhibits, addenda and schedules referenced herein and attached hereto, constitutes the entire agreement between the Parties hereto pertaining to the subject matters hereto and supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the Parties in connection with the subject matters hereof.

14.6 This Agreement may be amended only upon the execution of a written agreement between Licensor and Licensee which makes specific reference to this Agreement.

14.7 This Agreement shall be governed by and construed in accordance with the laws of Korea.

14.8 Any controversy or claim arising out of or in relation to this Agreement shall be finally settled by arbitration in Korea. The arbitration shall be conducted before three arbitrators in accordance with the Rules of Arbitration and Conciliation of the International Chamber of Commerce then in effect. The Parties shall be bound by the award rendered by the arbitrators and judgement thereon may be entered in any court


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

         of competent jurisdiction. Any award rendered by the arbitrators shall be final, and the Parties shall not have any right of appeal.

14.9 If any section, subsection or other provision of this Agreement or the application of such section, subsection or provision, is held invalid, then the remainder of the Agreement, and the application of such section, subsection or provision to persons or circumstances other than those with respect to which it is held invalid shall not be affected thereby.


IN WITNESS WHEREOF, the Parties hereto have executed this Agreement the day and year first above-written.


GRAVITY CORPORATION



By:     /s/ Byung Gon Jung
        -----------------------------
Name:   Mr. Byung Gon Jung
Title:  CEO




SOFT-WORLD INTERNATIONAL CORPORATION


By:     /s/ Chin-Po Wang
        -----------------------------
Name:   Mr. Chin-Po Wang
Title:  President



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